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                                                                    Exhibit 4.8

                        AMENDMENT NO. 1 TO SECOND AMENDED
                          AND RESTATED CREDIT AGREEMENT


     THIS AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 9, 2002, (this "AMENDMENT"), among the following:

     (i) OM GROUP, INC., a Delaware corporation (herein, together with its successors and assigns the "COMPANY" or a "BORROWER");

     (ii) OMG AG & CO. KG, a partnership organized under the laws of the federal Republic of Germany (herein, together with its successors and assigns, "OMG AG" or a "BORROWER");

     (iii) the Lenders party hereto; and

     (iv) NATIONAL CITY BANK, as the administrative agent (in such capacity, the "ADMINISTRATIVE AGENT"), and the collateral agent (in such capacity, the "COLLATERAL AGENT") for the Lenders.

                             PRELIMINARY STATEMENTS:

     (1) The Company, OMG AG, the Lenders named therein, the Administrative Agent, the Collateral Agent and the other parties thereto entered into the Second Amended and Restated Credit Agreement, dated as of June 28, 2002 (the "CREDIT AGREEMENT"; with the terms defined therein being used herein as so defined).

     (2) The parties hereto desire to amend certain terms of the Credit Agreement, as more fully set forth below.

     NOW, THEREFORE, the parties hereby agree as follows:

SECTION 1. AMENDMENT TO DEFINITIONS.

          1.1 AMENDMENT TO DEFINITIONS. Effective on the Amendment Effective Date provided for in section 5 hereof, the following definitions in section 1.1 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

     "COMMITMENT" shall mean, with respect to any Lender, the aggregate of its Term C Commitment, if any, its Incremental Term Loan Commitment, if any, its Revolving Commitment, if any, and its Swing Line Commitment, if any.

     "CONSOLIDATED EBITDA" shall mean, for any period, Consolidated Net Income for such period; PLUS (A) the sum of the amounts for such period included in determining such Consolidated Net Income of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, (iii) Consolidated Depreciation Expense, (iv) Consolidated Amortization Expense, (v) non-cash losses and charges which are properly classified as extraordinary or non-recurring (including, without limitation, non-recurring fees, expenses and costs relating to the Transaction), and


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     (vi) non-cash charges associated with FAS 142 and FAS 144 and restructuring charges taken for the fiscal quarters of the Company ending December 31, 2002 and March 31, 2003 up to a maximum aggregate amount of $335,000,000 (provided that the cash component of such restructuring charges paid by the Company and its Subsidiaries, whether paid in the fiscal quarter ending December 31, 2002 or thereafter, shall not exceed $43,000,000); LESS (B) gains on sales of assets and other extraordinary gains and other non-recurring non-cash gains, EXCEPT that in computing Consolidated Net Income for purposes of this definition, there shall be excluded therefrom
     (x) the income (or loss) of any entity (other than Subsidiaries of the Company) in which the Company or any of its Subsidiaries has a joint or minority interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries during such period, and (y) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

     "CONSOLIDATED NET WORTH" shall mean at any time for the determination thereof all amounts which, in conformity with GAAP, would be included under the caption "total stockholders' equity" (or any like caption) on a consolidated balance sheet of the Company as at such date, PLUS non-cash charges associated with FAS 142 and FAS 144 and restructuring charges taken for the fiscal quarters of the Company ending December 31, 2002 and March 31, 2003, up to a maximum aggregate amount of $335,000,000 (provided that the cash component of such restructuring charges paid by the Company and it Subsidiaries, whether paid in the fiscal quarter ending December 31, 2002 or thereafter, shall not exceed $43,000,000) PROVIDED that in no event shall Consolidated Net Worth include any amounts in respect of Redeemable Stock.

     "CREDIT DOCUMENTS" shall mean this Agreement, the Notes, the Subsidiary Guaranty, the Security Documents, any Letter of Credit Document, any Incremental Term Loan Assumption Agreement, any Additional Security Document and any other security agreement, pledge agreement, guaranty agreement or other agreement executed in connection with the Existing Credit Agreement or this Agreement and each other agreement, certificate, document or instrument delivered in connection with any Credit Document, whether or not specifically mentioned therein or herein.

     "EUROCURRENCY RATE" shall mean with respect to each Interest Period for a Eurocurrency Loan, the greater of (1) 1.75% per annum or (2) the rate determined by the following methods: (A) either (i) the rate per annum for deposits in Dollars or in Euros for a maturity most nearly comparable to such Interest Period which appears on page 3740 or 3750, as applicable, of the Dow Jones Telerate Screen as of 11:00 A.M. (local time at the Notice Office) on the date which is two Business Days prior to the commencement of such Interest Period, or (ii) if such a rate does not appear on such a page, an interest rate per annum equal to the average (rounded to the nearest ten thousandth of 1% per annum, if such average


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     is not such a multiple) of the rate per annum at which deposits in Dollars or in Euros are offered to each of the Reference Banks by prime banks in the London interbank Eurocurrency market for deposits of amounts in same day funds comparable to the outstanding principal amount of the Eurocurrency Loan for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such Eurocurrency Loan, determined as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period, in each case divided (and rounded to the nearest ten thousandth of 1%) by (B) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); PROVIDED, HOWEVER, that in the event that the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the average (rounded to the nearest ten thousandth of 1%) of the rates at which U.S. dollar deposits of $5,000,000 are offered to the Reference Banks in the London interbank market at approximately 11:00 a.m. (London time), two Business Days prior to the commencement of such Interest Period, for contracts which would be entered into at the commencement of such Interest Period.

     "INCREMENTAL TERM LOAN MATURITY DATE" shall mean April 1, 2006, or such earlier date on which the Incremental Term Loan Commitment is terminated.

     "INCREMENTAL TERM LOAN REPAYMENT DATE" shall mean each April 1, July 1, October 1 or January 1, beginning on April 1, 2003, and ending on the Incremental Term Loan Maturity Date.

     "PERMITTED ACQUISITIONS" [Intentionally omitted]

     "TERM C MATURITY DATE" shall mean April 1, 2006, or such earlier date on which the Total Term C Commitment is terminated.

          1.2 ADDITIONAL DEFINED TERMS. Effective on the Amendment Effective Date, section 1.1 of the Credit Agreement is hereby amended by adding the following defined terms in appropriate alphabetical order:

     "ADDITIONAL SUBSIDIARY GUARANTORS" shall have the meaning provided in Amendment No. 1.

     "AMENDMENT NO. 1" shall mean Amendment No. 1 to Second Amended and Restated Credit Agreement, dated as of December 9, 2002, among the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders party thereto.

     "AMENDMENT EFFECTIVE DATE" shall have the meaning provided in Amendment No. 1.

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     "CONSOLIDATED TOTAL SENIOR DEBT" shall mean the sum (without duplication)
     of all Indebtedness (other than Indebtedness described in clause (x) of the definition thereof) of the Company and each of its Subsidiaries other than
     (i) Subordinated Indebtedness and (ii) Indebtedness incurred pursuant to section 9.4(g), all as determined on a consolidated basis, PLUS all obligations of the Receivables Subsidiary under the Permitted Receivables Program.

     "INCREMENTAL TERM NOTE" shall have the meaning provided in Amendment No. 1.

     "LIQUIDITY RESERVE" shall mean $50,000,000.

     "NEW SECURITY AGREEMENT" shall have the meaning provided in Amendment
     No. 1.

SECTION 2. AMENDMENT TO COMMITMENTS AND REPAYMENTS.

          2.1 DECREASE IN REVOLVING COMMITMENTS; ESTABLISHMENT OF INCREMENTAL TERM LOAN COMMITMENTS. Effective on the Amendment Effective Date, Annex I to the Credit Agreement is hereby amended and restated in its entirety as set forth in Annex I hereto. On the Amendment Effective Date, each Lender with an Incremental Term Loan Commitment will make an Incremental Term Loan to the Company in an amount equal to its Incremental Term Loan Commitment by converting an equal principal amount of its outstanding Revolving Loans into Incremental Term Loans, and the Revolving Commitment shall be permanently reduced by an equal amount. The Company will execute and deliver to each Incremental Term Lender on the Amendment Effective Date a promissory note (each, an "INCREMENTAL TERM NOTE") evidencing such Lender's Incremental Term Loans to the Company and maturing on the Incremental Term Loan Maturity Date. The Incremental Term Loans shall be repayable in equal quarterly installments of $250,000 on each Incremental Term Loan Repayment Date, with a final payment on the Incremental Term Loan Maturity Date in an amount equal to the remaining principal amount of Incremental Term Loans then outstanding. The Administrative Agent and each Incremental Term Loan Lender agrees that this Amendment shall evidence an "INCREMENTAL TERM LOAN ASSUMPTION AGREEMENT" as defined in the Credit Agreement.

          2.2 REVOLVING FACILITY CHANGES. Effective on the Amendment Effective Date, section 2.1(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

     (b) REVOLVING FACILITY. Prior to the Closing Date, Existing Lenders have made loans to the Company which are outstanding as "Revolving Loans" pursuant to the Existing Credit Agreement. Thereafter, all Loans under the Revolving Facility (each a "REVOLVING LOAN" and, collectively, the "REVOLVING LOANS"): (i) may be incurred by any Borrower, at any time and from time to time on and after the Closing Date and prior to the date the Total Revolving Commitment expires or is terminated; (ii) except as otherwise provided, may, at the option of the applicable Borrower be incurred and maintained, as, or Converted into, Revolving Loans which are Prime Rate Loans or Eurocurrency Loans, in each case denominated in Dollars or Euros, PROVIDED that all Revolving Loans made as part of the same Revolving Borrowing shall, unless otherwise specifically


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     provided herein, consist of Revolving Loans of the same Type and currency, and provided, further, that Foreign Borrowers may borrow Revolving Loans denominated only in Euros, and provided, further, the aggregate principal amount of Revolving Loans denominated in Euros shall not exceed at any time outstanding the Alternative Currency Sublimit; (iii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; (iv) may only be made if after giving effect thereto the Unutilized Total Revolving Commitment exceeds the outstanding Swing Line Loans; and (v) shall not exceed for any Lender at any time outstanding that aggregate principal amount which, when added to the sum of (i) such Lender's Swing Line Exposure PLUS (2) the product at such time of (A) such Lender's Revolving Facility Percentage, TIMES (B) the aggregate Letter of Credit Outstandings, equals the Revolving Commitment of such Lender at such time, PROVIDED THAT the Unutilized Total Revolving Commitment may not at any time be less than the Liquidity Reserve without the consent of each of (x) Non-Defaulting Lenders whose outstanding Revolving Loans and Unutilized Revolving Commitments constitute at least 66-2/3% of the sum of the total outstanding Revolving Loans and the Unutilized Revolving Commitments of Non-Defaulting Lenders, (y) Non-Defaulting Lenders whose outstanding Term C Loans constitute at least 66-2/3% of the sum of the total outstanding Term C Loans of Non-Defaulting Lenders and (z) Non-Defaulting Lenders whose outstanding Incremental Term Loans constitute at least 66-2/3% of the sum of the total outstanding Incremental Term Loans of Non-Defaulting Lenders.

          2.3 INCREMENTAL TERM LOANS. Effective on the Amendment Effective Date,
section 2.1(f)(i) of the Credit Agreement is hereby amended by amending and restating the second and third sentences thereof in their entirety as follows:

     Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $10,000,000 or equal to the remaining Incremental Term Loan Amount), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective, (iii) whether such Incremental Term Loan Commitments are to be Term C Commitments or commitments to make Term Loans with terms different from the Term C Loans ("OTHER TERM LOANS"), and (iv) whether such Incremental Term Loan Commitments may be funded by converting the outstanding principal amount of any outstanding Loans into Other Term Loans. In the event that any Lender's Commitment would be increased thereby, such Lender may in its sole discretion agree or decline to provide Incremental Term Loan Commitments.

          2.4 PRICING CHANGES. Effective on the Amendment Effective Date,
section 2.7(g) of the Credit Agreement is hereby amended and restated in its entirety as follows:

     (g) INTEREST RATE MARGINS. As used herein the terms "APPLICABLE PRIME RATE MARGIN" and "APPLICABLE EUROCURRENCY MARGIN" shall mean the applicable rates determined in accordance with the following provisions. From and after the Amendment Effective Date through June 30, 2003, (i) the Applicable Prime Rate Margin for Term C Loans and Incremental Term Loans will be 400 basis points

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     per annum, and the Applicable Eurocurrency Margin for Term C Loans and
     Incremental Term Loans will be 500 basis points per annum and (ii) the Applicable Prime Rate Margin for Revolving Loans and Swing Line Loans will be 400 basis points per annum, and the Applicable Eurocurrency Margin for Revolving Loans will be 500 basis points per annum. On March 31, 2003, the Applicable Prime Rate Margin for all Loans and the Applicable Eurocurrency Margin for all Loans will in each case increase by 25 basis points per annum if by such date the Company has not delivered fully executed letters of intent with respect to proposed Asset Sales which would result in Net Cash Proceeds to the Company of at least $350,000,000. On July 1, 2003, the Applicable Prime Rate Margin for all Loans and the Applicable Eurocurrency Margin for all Loans will in each case increase by 50 basis points per annum, and on the first day of each fiscal quarter of the Company thereafter beginning on October 1, 2003, the Applicable Prime Rate Margin for all Loans and the Applicable Eurocurrency Margin for all Loans will in each case increase by an additional 25 basis points per annum, up to maximum Applicable Prime Rate Margin of 500 basis points per annum and a maximum Applicable Eurocurrency Margin of 600 basis points per annum; PROVIDED, HOWEVER, that notwithstanding any of the foregoing to the contrary, the Applicable Prime Rate Margin for all Loans will be 350 basis points per annum and the Applicable Eurocurrency Margin for all Loans will be 450 basis points per annum on and after the date the Company has received Net Cash Proceeds from Asset Sales (cumulative from and after the Amendment Effective Date) of at least $425,000,000 and such Net Cash Proceeds have been applied to a prepayment of the Loans, allocated pursuant to the provisions of section 5.2(g), but only if after giving effect to such Asset Sales and such repayment the Company would be compliance with each of the financial covenants contained in sections 9.7, 9.8, 9.9 and 9.10, inclusive, on a pro forma basis after giving effect thereto. The Applicable Commitment Fee Rate for Revolving Loans will be 50 basis points per annum at all times from and after the Amendment Effective Date.

          2.5 LETTER OF CREDIT SUBLIMIT. Effective on the Amendment Effective Date, section 3.1(b) of the Credit Agreement is hereby amended by deleting the reference to "$50,000,000" in clause (i)(x) thereof and replacing it with "$10,000,000".

SECTION 3. AMENDMENTS TO COVENANTS AND OTHER PROVISIONS.

          3.1 REPORTING REQUIREMENTS; MONTHLY REPORTS. Effective on the Amendment Effective Date, section 8.1(b) of the Credit Agreement is hereby amended by inserting "(i)" immediately after "(b)" and before the title "QUARTERLY FINANCIAL STATEMENTS" and by adding an additional subsection (ii) as follows:

     (ii) MONTHLY FINANCIAL STATEMENTS. (A) As soon as available and in any event within 30 days after the close of each of the first two monthly accounting periods in each fiscal quarter of the Company, the unaudited consolidated balance sheets of the Company and its consolidated Subsidiaries as at the end of such monthly period and the related unaudited consolidated statements of income of cash flows and retained earnings for such monthly period and/or for the fiscal year to date, and (B) within 30 days after the close of each of the monthly


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     accounting periods in each fiscal quarter of the Company: (1) a schedule of all outstanding metal leases, detailing the maturity or expiration date of each such metal lease and whether any lessor under such metal leases has provided notice, written or otherwise, to the Company or any of its Subsidiaries that it does not intend to renew or extend any metal lease at the expiration of the current term and (2) a description of Asset Sales completed and the individual and cumulative Net Cash Proceeds therefrom, all in form and substance satisfactory to the Joint Lead Arrangers, and all of which shall be certified on behalf of the Company by the Chief Financial Officer or other Authorized Officer of the Company, subject to changes resulting from normal year-end audit adjustments; PROVIDED, HOWEVER that no Lender that is precluded from receiving any material non-public information in respect of the Company pursuant to paragraph (b)(1) of the Regulation FD under the Securities Act of 1933, as amended, shall be entitled to receive such monthly financial statements, and any Lender accepting such monthly financial statements shall be deemed to represent and warrant to the Company and the Administrative Agent, by such acceptance, that it is not precluded from receiving any material non-public information in respect of the Company pursuant to paragraph (b)(1) of Regulation FD under the Securities Act of 1933, as amended.

          3.2 13-WEEK FORECASTS. Effective on the Amendment Effective Date,
section 8.1(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

     (d) BUDGETS AND FORECASTS; 13-WEEK FORECASTS.

     (i) BUDGETS AND FORECASTS. Not later than 60 days following the commencement of any fiscal year of the Company and its Subsidiaries, a consolidated budget in reasonable detail for each of the four fiscal quarters of such fiscal year, as customarily prepared by management for its internal use, setting forth the forecasted balance sheet, income statement, operating cash flows and capital expenditures of the Company and its Subsidiaries for the period covered thereby.

     (ii) 13-WEEK FORECASTS. Not later than 5:00 p.m. on the first Business Day of each second week, beginning on December 16, 2002, the Company's and its Subsidiaries' forecast of cash receipts and disbursements for the ensuing 13-week period; PROVIDED, HOWEVER, that no Lender that is precluded from receiving any material non-public information in respect of the Company pursuant to paragraph (b)(1) of the Regulation FD under the Securities Act of 1933, as amended, shall be entitled to receive such monthly financial statements, and any Lender accepting such monthly financial statements shall be deemed to represent and warrant to the Company and the Administrative Agent, by such acceptance, that it is not precluded from receiving any material non-public information in respect of the Company pursuant to paragraph (b)(1) of Regulation FD under the Securities Act of 1933, as amended.

          3.3 Effective on the Amendment Date, a new subsection (m) is added to section 5.2 of the Credit Agreement as follows:

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     (m) RIGHT OF TERM C LENDERS TO FOREGO CERTAIN MANDATORY PREPAYMENTS. Unless
at such time (after giving effect to any other contemporaneous payments) there are no Incremental Term Loans outstanding, each Term C Lender shall have the right to forego the application to its Term C Loans of any mandatory prepayment of its Term C Loans required to be made pursuant to section 5.2(g) hereof (any such proposed mandatory prepayment, a "PROPOSED REJECTABLE PREPAYMENT"), in accordance with the following provisions:

          (i) The Administrative Agent shall, on or prior to 3:00 P.M. (local time at the Notice Office) on the date it receives immediately available funds from the Borrower in respect of a prepayment of Loans which is in whole or in part a Proposed Rejectable Prepayment, give each Term C Lender written or telephonic notice of (A) the amount of such prepayment and (B) such Term C Lender's right to forego the application to its Term C Loans of its ratable portion of such prepayment, which notice shall request such Term C Lender to confirm to the Administrative Agent whether or not it wishes to forego such application to its Term C Loans.

          (ii) If any Term C Lender so indicates its desire to forego such application to the prepayment of its Term C Loans by giving the Administrative Agent written or telephone notice to such effect by 5:00 P.M. (local time at the Notice Office) no later than the third Business Day after the date such Term C Lender receives such written or telephone notice from the Administrative Agent, the amount of the applicable prepayment which otherwise would have been applied to its Term C Loans shall, notwithstanding anything to the contrary contained in this section 5.2, be applied instead to the prepayment of other Term Loans, and after no Term Loans are outstanding, to the prepayment of the Revolving Loans, all such prepayments to be made in accordance with any other applicable provisions of this section 5.2.

          (iii) The Administrative Agent may act without liability upon the basis of any such telephone notice or written notice believed by the Administrative Agent in good faith to be from an authorized representative of a Term C Lender. In the case of each such telephone notice, the Administrative Agent's record of the terms of such telephonic notice shall be conclusive absent manifest error.

          (iv) Any Term C Lender which does not respond to the Administrative Agent within the time period specified above to a notice from the Administrative Agent requesting it to confirm whether or not its wishes to exercise its right to forego the application of its portion of such prepayment to its Term C Loans pursuant to this section 5.2(m) shall be deemed to have waived such right to forego such application.

          (v) Notwithstanding anything to the contrary contained in this Agreement, the Administrative Agent may defer, until the next Business Day, the distribution to the Lenders of any portion of any prepayment of Loans received by the Administrative Agent pursuant to section 5.2(g), as to which the Administrative Agent is determining whether or not the Term C Lenders wish to exercise their rights under this section 5.2(m).

          3.4 ASSET SALE REQUIREMENT. Effective on the Amendment Effective Date, a new section 8.17 is hereby added to the Credit Agreement as follows:


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     8.17 ASSET SALES/EQUITY PROCEEDS. After the Amendment Effective Date and on
     or by the dates as provided below, the Company shall (i) sell or cause its Subsidiaries to sell, property, land, buildings, the entire capital stock of any Subsidiary or otherwise dispose of assets or (ii) issue equity securities (other than Redeemable Stock), generating (A) on or by June 30, 2003, cumulative gross proceeds to the Company of such Asset Sales and equity issuances of at least $75,000,000 (less reasonable fees, expenses and taxes paid to non-Affiliates) and (B) on or by December 31, 2003, cumulative Net Cash Proceeds to the Company from such Asset Sales and equity issuances of at least $425,000,000. The Net Cash Proceeds generated from such Asset Sales or equity issuances shall be applied to a prepayment of the Loans, allocated in accordance with the provisions of section 5.2, and to the installments thereof in inverse order.

          3.5 CONSOLIDATION, MERGER, ACQUISITIONS, ASSET SALES. Effective on the Amendment Effective Date, sections 9.2(a), 9.2(c), 9.2(d) and 9.2(g) of the Credit Agreement are hereby each amended and restated in its entirety to read as follows:

     (a) CERTAIN INTERCOMPANY MERGERS, ETC. If no Default or Event of Default shall have occurred and be continuing or would result therefrom,

          (i) the merger, consolidation or amalgamation of any Subsidiary (other than any Subsidiary party to the New Security Agreement) of the Company with or into the Company, PROVIDED the Company is the surviving or continuing or resulting corporation;

          (ii) the merger, consolidation or amalgamation of any Domestic Subsidiary of the Company (other than any Domestic Subsidiary party to the New Security Agreement) with or into another Domestic Subsidiary of the Company, PROVIDED that the surviving or continuing or resulting corporation is a Domestic Subsidiary of the Company which is a Subsidiary Guarantor and a Wholly-Owned Subsidiary of the Company;

          (iii) the merger, consolidation or amalgamation of any Foreign Subsidiary of the Company (other than any which is a Borrower hereunder or any which is a party to the New Security Agreement) with or into another Foreign Subsidiary of the Company, PROVIDED that the surviving or continuing or resulting corporation is a Wholly-Owned Subsidiary of the Company;

          (iv) the liquidation, winding up or dissolution of (x) any Wholly-Owned Subsidiary of the Company (other than any Subsidiary party to the New Security Agreement); or (y) any other Subsidiary of the Company in an Asset Sale permitted under section 9.2(d); and

          (v) the transfer or other disposition of any property by the Company to any Wholly-Owned Subsidiary or by any Subsidiary (other than any Subsidiary party to the New Security Agreement) to the Company or any other Wholly-Owned Subsidiary of the Company, regardless of whether such intercompany transaction

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     would constitute an Asset Sale of the Company, regardless of whether such intercompany transaction would constitute an Asset Sale.

     (c) ACQUISITIONS. [Intentionally omitted].

     (d) PERMITTED DISPOSITIONS. If no Default or Event of Default shall have occurred and be continuing or would result therefrom, from the Amendment Effective Date through and including December 31, 2003, the Company or any of its Subsidiaries may (i) sell any property, land or building (including any related receivables or other intangible assets) to any Person which is not a Subsidiary of the Company, or (ii) sell the entire capital stock (or other equity interests) and Indebtedness of any Subsidiary owned by the Company or any other Subsidiary to any Person which is not a Subsidiary of the Company, or (iii) permit any Subsidiary to be merged or consolidated with a Person which is not an Affiliate of the Company, or (iv) consummate any other Asset Sale with a Person who is not a Subsidiary of the Company; PROVIDED that:

               (A) the consideration for such transaction represents fair value (as determined by management of the Company), and at least 80% of such consideration consists of cash;

               (B) without the written consent of the Required Lenders, the cumulative aggregate consideration for all such transactions completed during such time period does not exceed $150,000,000;

               (C) in the case of any such transaction involving consideration in excess of $25,000,000, at least five Business Days prior to the date of completion of such transaction the Company shall have delivered to the Administrative Agent an officer's certificate executed on behalf of the Company by an Authorized Officer of the Company, which certificate shall (1) contain a description of the proposed transaction, the date such transaction is scheduled to be consummated, the estimated purchase price or other consideration for such transaction, (2) contain a certification that no Default or Event of Default has occurred and is continuing, or would result from consummation of such transaction, together with a demonstration (x) that the Company would be in compliance with each of the financial covenants contained in sections 9.7, 9.8, 9.9 and 9.10, inclusive, on a pro forma basis after giving effect to such disposition and (y) the ratio of Consolidated Total Senior Debt to Consolidated EBITDA, on a pro forma basis after giving effect to such disposition, would not be greater than such ratio prior to such disposition, and (3) include a certified copy of the draft or definitive documentation pertaining thereto; and

               (D) contemporaneously with the completion of such transaction the Company applies the proceeds therefrom to a prepayment of the Loans, allocated in accordance with section 5.2 hereof.

          (g) CAPITAL EXPENDITURES. The Company and its Subsidiaries shall be permitted to make Consolidated Capital Expenditures up to the maximum amounts for the periods set forth below:

         ======================================================================
         FISCAL PERIOD ENDING                               MAXIMUM CAPITAL
                                                             EXPENDITURES
         ======================================================================
         December 31, 2002                                   $18,500,000
         ----------------------------------------------------------------------
         March 31, 2003                                      $22,500,000
         ----------------------------------------------------------------------
         June 30, 2003                                       $20,000,000
         ----------------------------------------------------------------------
         September 30, 2003                                  $16,000,000
         ----------------------------------------------------------------------
         December 31, 2003                                   $14,000,000
         ----------------------------------------------------------------------
         Fiscal Year 2003 (cumulative)                       $65,000,000
         ----------------------------------------------------------------------
         Fiscal Year 2004 and each Fiscal Year thereafter    $60,000,000
         ======================================================================

PROVIDED, HOWEVER, that to the extent the Company and its Subsidiaries do not make the maximum amount of permitted Consolidated Capital Expenditures in any fiscal quarter above, any unused amounts may be expended in any subsequent fiscal quarter, up to the maximum permitted amount for the relevant Fiscal Year.

          3.6 ADVANCES, INVESTMENTS, LOANS AND GUARANTY OBLIGATIONS. Effective on the Amendment Effective Date, section 9.5(a) is hereby amended and restated in its entirety to read as follows: "(a) the Company or any of its Subsidiaries may invest in cash and Cash Equivalents; PROVIDED, HOWEVER, that if as of the end of any fiscal month of the Company, the aggregate balance of cash and Cash Equivalents of the Company and its Subsidiaries exceeds $50,000,000, then the Company shall apply any such excess to the Revolving Loans;" and section 9.5(o) is hereby amended by deleting the reference to "$50,000,000" in the last line therein and replacing it with "$40,000,000".

          3.7 DIVIDENDS AND OTHER RESTRICTED PAYMENTS. Effective on the Amendment Effective Date, sections 9.6(d) and 9.6(e) of the Credit Agreement are hereby amended and restated in their entirety as follows:

     (d) [INTENTIONALLY OMITTED.]

     (e) [INTENTIONALLY OMITTED.]

          3.8 FINANCIAL COVENANTS. (a) Effective on the Amendment Effective Date, section 9.7 of the Credit Agreement is hereby amended and restated in its entirety as follows:

     9.7 (a) CONSOLIDATED TOTAL DEBT/CONSOLIDATED EBITDA RATIO. The Company will not on the last day of any Testing Period indicated below permit the ratio of (i) the amount of its Consolidated Total Debt at such time to (ii) its Consolidated EBITDA for its Testing Period most recently ended, to exceed the ratio specified below for such Testing Period:

         ======================================================================
                     TESTING PERIOD                            RATIO
         ======================================================================
         Testing Period ended December 31, 2002            5.50 to 1.00
         ----------------------------------------------------------------------
         Testing Period ended March 31, 2003               6.00 to 1.00
         ----------------------------------------------------------------------
         Testing Period ended June 30, 2003                6.50 to 1.00
         ----------------------------------------------------------------------
         Testing Period ended September 30, 2003           6.50 to 1.00
         ----------------------------------------------------------------------
         Testing Period ended December 31, 2003            6.00 to 1.00
         ----------------------------------------------------------------------
         Any Testing Period thereafter                     3.25 to 1.00
         ======================================================================


          (b) CONSOLIDATED TOTAL SENIOR DEBT/CONSOLIDATED EBITDA RATIO. The Company will not on the last day of any Testing Period indicated below permit the ratio of (i) the amount of its Consolidated Total Senior Debt at such time to (ii) its Consolidated EBITDA for its Testing Period most recently ended, to exceed the ratio specified below for such Testing Period:

         ======================================================================
                     TESTING PERIOD                             RATIO
         ======================================================================
         Testing Period ended December 31, 2002            3.75 to 1.00
         ----------------------------------------------------------------------
         Testing Period ended March 31, 2003               4.00 to 1.00
         ----------------------------------------------------------------------
         Testing Period ended June 30, 2003                4.25 to 1.00
         ----------------------------------------------------------------------
         Testing Period ended September 30, 2003           4.25 to 1.00
         ----------------------------------------------------------------------
         Testing Period ended December 31, 2003            2.25 to 1.00
         ----------------------------------------------------------------------
         Any Testing Period thereafter                     2.00 to 1.00
         ======================================================================

     (b) Effective on the Amendment Effective Date, section 9.8 of the Credit Agreement is hereby amended and restated in its entirety as follows:

     9.8 CONSOLIDATED TOTAL DEBT/CONSOLIDATED TOTAL CAPITALIZATION RATIO. The Company will not on the last day of any fiscal quarter indicated below permit the ratio, expressed as a percentage, of (i) the amount of its Consolidated Total Debt at such time to (ii) its Consolidated Total Capital, to exceed the ratio specified below:

         ===================================================================
                      PERIOD                               RATIO
         ===================================================================
         December 31, 2002, March 31, 2003,
         June 30, 2003, September 30,                       65%
         2003, December 31, 2003
         -------------------------------------------------------------------
         Any fiscal quarter thereafter                      55%
         ===================================================================

     (c) Effective on the Amendment Effective Date, section 9.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:

     9.10 INTEREST COVERAGE RATIO. The Company will not permit its Interest Coverage Ratio for any Testing Period to be less than the ratio specified below:

     ========================================================================
               TESTING PERIOD                               RATIO
     ========================================================================
     Testing Period ended December 31, 2002              3.00 to 1.00
     ------------------------------------------------------------------------
     Testing Period ended March 31, 2003                 2.60 to 1.00
     ------------------------------------------------------------------------
     Testing Period ended June 30, 2003                  2.25 to 1.00
     ------------------------------------------------------------------------
     Testing Period ended September 30, 2003             2.10 to 1.00
     ------------------------------------------------------------------------
     Testing Period ended December 31, 2003              2.40 to 1.00
     ------------------------------------------------------------------------
     Any Testing Period thereafter                       3.50 to 1.00
     ========================================================================

          3.9 Effective on the Amendment Effective Date, section 13.8(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

     (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER WILL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) TO THE FULLEST EXTENT PERMITTED BY LAW. EACH BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK GOVERNS THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the Courts of the State of New York or of the United States for the Southern District of New York, located in New York County, New York, and, by execution and delivery of this Agreement, each Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Borrower hereby further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrowers at their addresses for notices pursuant to section 13.3, such service to become effective 30 days after such mailing or at such earlier time as may be provided under applicable law. Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrowers in any other jurisdiction.

SECTION 4. ADDITIONAL COVENANTS AND AGREEMENTS.

          4.1 ADDITIONAL PAYMENT. If as of the end of the Fiscal Year of the Company ending on December 31, 2002 or December 31, 2003, the Company's ratio of Consolidated Total

Debt to Consolidated EBITDA for and as of the end of such Fiscal Year exceeds
2.00 to 1.00, the Company shall, on or before the date on which the Company is required to deliver the financial statements pursuant to section 8.1(a), in addition to any payments required to be made pursuant to section 5.2(f) of the Credit Agreement, make an additional payment of the Term Loans in an amount equal to 25% of Excess Cash Flow for such Fiscal Year. Such payment shall be allocated among the Term C Loans and the Incremental Term Loans PRO RATA, and applied to the Scheduled Repayments and Incremental Term Loan installments thereof in inverse order of their maturity.

          4.2 ADDITIONAL SECURITY. Notwithstanding anything contained in sections 8.11 or 8.12 of the Credit Agreement or elsewhere, in partial consideration for the amendments and concessions provided in this Amendment, the Company agrees that on or before January 2, 2003, the Company shall cause each of OMG Bellville, Ltd., OMG Catalyst Canada, 1354950 Ontario Inc. and OMG UK Ltd. (collectively, the "ADDITIONAL SUBSIDIARY GUARANTORS") to (i) deliver to the Administrative Agent a Subsidiary Guaranty in form and substance satisfactory to the Joint Lead Arrangers and (ii) grant to the Collateral Agent for the benefit of the Secured Creditors (as defined in the Security Documents) a valid and enforceable first priority perfected security interest, superior to and prior to the rights of all third persons and subject to no other Lien, other than Permitted Liens and other Liens as may be acceptable to the Administrative Agent, in all real and personal tangible and intangible property of each of the Additional Subsidiary Guarantors (except to the extent not required by the Administrative Agent), such security interest to be granted pursuant to Additional Security Documents satisfactory in form and substance to the Administrative Agent, together with authorizing resolutions of the Board of Directors (or the equivalent) of each of them, certified by the Secretary of each such Person as duly adopted and in full force and effect, authorizing the execution and delivery of such Subsidiary Guaranty and the Additional Security Documents, together with such opinions of counsel as may be reasonably requested by the Administrative Agent.

          4.3 RELEASE OF COLLATERAL. Effective on the Amendment Effective Date, the Collateral Agent is hereby authorized and directed to release from the Lien of the Security Agreement executed in connection with the Existing Credit Agreement the Collateral identified on Annex II hereto, and from time to time thereafter, such additional Collateral as is required to be pledged pursuant to the terms of the New Security Agreement (defined below). Effective on the Amendment Effective Date, the Collateral Agent is authorized and directed to enter into the security agreement in the form attached as Exhibit A hereto (as amended, supplemented, amended and restated or otherwise modified from time to time, the "NEW SECURITY AGREEMENT"), covering, among other things, the Collateral identified on Annex II.

SECTION 5. BINDING EFFECT.

     This Amendment shall become effective on and as of the date (the "AMENDMENT EFFECTIVE DATE"), on or before December 9, 2002, on which the following conditions are satisfied:

          (a) this Amendment shall have been executed by each Borrower, the Administrative Agent and the Collateral Agent, and counterparts hereof as so executed shall have been delivered to the Administrative Agent;

          (b) the Administrative Agent shall have been notified by the Required Revolving Lenders, the Required Term C Loan Lenders and the Required Incremental Term Lenders that such Lenders have executed this Amendment (which notification may be by facsimile or other written confirmation of such execution);

          (c) the Company shall have executed and delivered to the Administrative Agent for delivery to the respective Incremental Term Lenders an Incremental Term Loan Note reflecting the Incremental Loans of such Lender to the Company;

          (d) the Company and each Subsidiary party thereto shall have executed and delivered to the Administrative Agent, for the benefit of the Lenders, the New Security Agreement and all filings deemed by the Administrative Agent to be necessary or applicable thereunder shall have been executed and delivered to the Administrative Agent by the applicable Credit Party;

          (e) the Company shall have delivered to the Administrative Agent, for the account of the Lenders, (i) certified resolutions of the Board of Directors of the Company, approving the Incremental Term Loans and the other matters covered by this Amendment and (ii) a certificate of a responsible financial or accounting officer of the Company to the effect that, as of the Amendment Effective Date, and both before and after giving effect to the Incremental Term Loans, (x) the Company is in compliance with all of the covenants contained in sections 8 and 9 of the Credit Agreement, as amended hereby, (y) no Default or Event of Default has occurred and is continuing, and (z) all representations and warranties of the Credit Parties contained in the Credit Documents are true and correct in all material respects as if made on the Amendment Effective Date;

          (f) the Company shall have delivered to the Administrative Agent, for the account of the Lenders, a written opinion of Squire, Sanders & Dempsey, counsel for the Company, in form and substance satisfactory to the Joint Lead Arrangers, covering such matters incident to the transactions contemplated by this Amendment as the Joint Lead Arrangers may request;

          (g) the Administrative Agent shall have received for the pro rata account of each Consenting Lender (as defined below) a non-refundable amendment fee (the "AMENDMENT FEE") equal to 0.50% of the amount of the Commitment (after giving effect to this Amendment) of such Consenting Lender. The Amendment Fee shall be payable only to each Lender that has delivered (including by way of facsimile) its executed signature page to this Amendment to the attention of RACHEL RAWSON AT JONES DAY, 901 LAKESIDE AVENUE, CLEVELAND, OHIO 44114, FACSIMILE NUMBER, 216-579-0212, at or prior to 5:00 p.m. (EST) on December 6, 2002 (each, a "CONSENTING LENDER") and only in the event that the Amendment becomes effective in accordance with the terms hereof and of the Credit Agreement.

          (h) each Subsidiary Guarantor shall have delivered to the Administrative Agent, for the benefit of the Lenders, an Acknowledgement and Consent with respect to this Amendment.

          The Administrative Agent shall notify the Borrowers and each Lender in writing of the effectiveness hereof and of the Amendment Effective Date, and will promptly furnish a copy of this Amendment to each Lender.

SECTION 6. RATIFICATIONS.

     The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Credit Agreement, and except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement are ratified and confirmed and shall continue in full force and effect.

SECTION 7. REPRESENTATIONS AND WARRANTIES.

     The Borrowers represent and warrant to the Lenders and the Administrative Agent as follows:

          (a) AUTHORIZATION, VALIDITY AND BINDING EFFECT. This Amendment has been duly authorized by all necessary corporate action on the part of each Borrower, has been duly executed and delivered by a duly authorized officer or officers of each Borrower, and constitutes the valid and binding agreement of each Borrower, enforceable against each Borrower in accordance with its terms.

          (b) REPRESENTATIONS AND WARRANTIES TRUE AND CORRECT. The representations and warranties of the Borrowers and each other Credit Party contained in the Credit Agreement and each other Credit Document, as amended hereby, are true and correct on and as of the date hereof as though made on and as of the date hereof, except to the extent that such representations and warranties expressly relate to a specified date, in which case such representations and warranties are hereby reaffirmed as true and correct as of the date when made.

          (c) NO EVENT OF DEFAULT, ETC. No condition or event has occurred or exists which constitutes or which, after notice or lapse of time or both, would constitute a Default or an Event of Default.

          (d) COMPLIANCE. The Company and each of its Subsidiaries is in full compliance with all covenants and agreements contained in the Credit Agreement, as amended hereby, and each of the other Credit Documents to which they are a party, and without limitation of the foregoing, each Subsidiary Guarantor of the Company which as of the date hereof is required to be a Subsidiary Guarantor, has as on or prior to the date hereof become a Subsidiary Guarantor under the Subsidiary Guaranty.

SECTION 8. AMENDMENT TO SUBSIDIARY GUARANTY, SECURITY AGREEMENT AND PLEDGE
           AGREEMENT

          8.1 AMENDMENT TO OTHER CREDIT DOCUMENTS. By their signatures below, the Required Lenders hereby authorize and direct the Collateral Agent to execute and deliver, on behalf of the Required Lenders, an amendment to each of the Subsidiary Guaranty, the Security Agreement and the Pledge Agreement, to the extent necessary to conform the governing law and venue provisions thereof to the governing law and venue provisions in the Credit Agreement, as amended by this Amendment.

SECTION 9. MISCELLANEOUS.

          9.1 SUCCESSORS AND ASSIGNS. This amendment shall be binding upon and inure to the benefit of the borrower, each lender and the administrative agent and their respective permitted successors and assigns.

          9.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment, and no investigation by the Administrative Agent or any Lender or any subsequent Loan or issuance of a Letter of Credit shall affect the representations and warranties or the right of the Administrative Agent or any Lender to rely upon them.

          9.3 REFERENCE TO CREDIT AGREEMENT. The Credit Agreement and any and all other agreements, instruments or documentation now or hereafter executed and delivered pursuant to the terms of the Credit Agreement as amended hereby, are hereby amended so that any reference therein to the Credit Agreement shall mean a reference to the Credit Agreement as amended hereby.

          9.4 EXPENSES. As provided in the Credit Agreement, but without limiting any terms or provisions thereof, the Borrower agrees to pay on demand all costs and expenses incurred by the Administrative Agent in connection with the preparation, negotiation, and execution of this Amendment, including without limitation the costs and fees of the Administrative Agent's special legal counsel, regardless of whether this Amendment becomes effective in accordance with the terms hereof, and all costs and expenses incurred by the Administrative Agent or any Lender in connection with the enforcement or preservation of any rights under the Credit Agreement, as amended hereby.

          9.5 SEVERABILITY. Any term or provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the term or provision so held to be invalid or unenforceable.

          9.6 APPLICABLE LAW. THIS AMENDMENT WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

          9.7 HEADINGS. The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

          9.8 ENTIRE AGREEMENT. This Amendment is specifically limited to the matters expressly set forth herein. This Amendment and all other instruments, agreements and documentation executed and delivered in connection with this Amendment embody the final, entire agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to the matters covered by this Amendment, and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto relating to the subject matter hereof or any other subject matter relating to the Credit Agreement.

          9.9 JURY TRIAL WAIVER. EACH OF THE PARTIES TO THIS AMENDMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATION IN THIS SECTION.

          9.10 COUNTERPARTS. This Amendment may be executed by the parties hereto separately in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date first above written.